Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, April 21, 2026

COMMERCE BANCSHARES, INC. REPORTS
FIRST QUARTER EARNINGS PER SHARE OF $.96

Commerce Bancshares, Inc. announced earnings of $.96 per share for the three months ended March 31, 2026, compared to $.93 per share in the same quarter last year and $1.01 per share in the fourth quarter of 2025. Net income for the first quarter of 2026 amounted to $141.6 million, compared to $131.6 million in the first quarter of 2025 and $140.7 million in the prior quarter.

In making this announcement, John Kemper, Chief Executive Officer, said, “We delivered a strong first quarter highlighted by solid profitability and continued momentum across our diversified fee businesses. This was also our first full quarter incorporating FineMark, a strategic investment that meaningfully enhances our private banking and wealth management capabilities and expands our presence in highly attractive growth markets. Our overall performance reflected the strength of our franchise, supported by resilient net interest income, continued trust fee growth, and solid returns across our core profitability measures.

Mr. Kemper continued, “Our return on average assets remained solid at 1.62% while maintaining excellent credit quality, with non-accrual loans at just .05% of total loans. Non-interest income was $175.9 million and comprised 37% of total revenue.”

“We also remained focused on thoughtful capital deployment, returning excess capital to shareholders through the repurchase of more than $84 million of common stock this quarter while maintaining a conservative capital posture that underpins our long‑term strength and flexibility. As we look ahead, Commerce is well positioned to navigate an uncertain economic environment with discipline and confidence, balancing near‑term conditions with continued investment in long‑term growth. Our strategy remains centered on delivering consistent performance and creating durable, long‑term value for our shareholders."

First Quarter 2026 Financial Highlights:

•On January 1, 2026, Commerce Bancshares, Inc. completed its acquisition of FineMark Holdings, Inc.

•Net interest income was $299.8 million, a $16.7 million increase over the prior quarter. The net yield on interest earning assets decreased one basis point to 3.59%.

•Non-interest income totaled $175.9 million, an increase of $16.9 million, or 10.6%, over the same quarter last year.

Exhibit 99.1
•Trust fees grew $14.5 million, or 25.5%, over the same period last year, mostly due to higher private client fees.

•Non-interest expense totaled $291.1 million and included $14.0 million in acquisition-related expense.

•Assets under administration grew $14.9 billion, or 19.5%, over the same period last year.

•Average loan balances totaled $20.3 billion, an increase of $2.7 billion, or 15.2%, over the prior quarter.

•Total average available for sale debt securities decreased $269.0 million from the prior quarter to $8.9 billion, at fair value.

•Total average deposits increased $2.1 billion, or 8.2%, over the prior quarter to $27.7 billion.

•The ratio of annualized net loan charge-offs to average loans was .30% in the current quarter compared to .22% in the prior quarter.

•The allowance for credit losses on loans increased $19.1 million during the first quarter of 2026 to $198.6 million, and the ratio of the allowance for credit losses on loans to total loans was .97% at March 31, 2026, compared to 1.01% at December 31, 2025.

•Total assets on March 31, 2026 were $35.7 billion, an increase of $2.8 billion over the prior quarter.

•For the quarter, the return on average assets was 1.62%, the return on average equity was 13.22%, and the efficiency ratio was 60.0%. Quarterly profitability metrics reflected elevated acquisition-related expenses of approximately $14 million, which temporarily pressured the efficiency ratio and return on average assets.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, wealth management and securities brokerage. Commerce Bank, its primary subsidiary, brings over 160 years of experience helping individuals and businesses through high-touch service and sophisticated, personalized financial solutions. Commerce maintains an extensive network of banking centers, wealth offices, and ATMs throughout the Midwest, as well as commercial offices in 11 states and offers payment solutions nationwide. With the acquisition of FineMark Holdings, Inc., Commerce builds on its existing private banking and wealth management presence in Florida and adds wealth offices in Arizona and South Carolina. Customers can conveniently access their account 24/7 using mobile and online platforms, as well as a customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Mar. 31, 2026	Dec. 31, 2025	Mar. 31, 2025
FINANCIAL SUMMARY
Net interest income	$299,840	$283,152	$269,102
Non-interest income	175,851	166,208	158,949
Total revenue	475,691	449,360	428,051
Investment securities gains (losses)	11,647	2,929	(7,591)
Provision for credit losses	10,960	15,993	14,487
Non-interest expense	291,126	252,995	238,376
Income before taxes	185,252	183,301	167,597
Income taxes	40,881	40,620	36,964
Non-controlling interest expense (income)	2,748	2,019	(959)
Net income attributable to Commerce Bancshares, Inc.	$141,623	$140,662	$131,592
Earnings per common share:
Net income — basic	$0.96	$1.01	$0.93
Net income — diluted	$0.96	$1.01	$0.93
Effective tax rate	22.40%	22.41%	21.93%
Fully-taxable equivalent net interest income	$302,204	$285,830	$271,416
Average total interest earning assets (1)	$34,130,985	$31,468,907	$30,901,110
Diluted wtd. average shares outstanding	145,856,608	137,599,105	139,725,305
RATIOS
Average loans to deposits (2)	73.44%	69.01%	69.38%
Return on total average assets	1.62	1.73	1.69
Return on average equity (3)	13.22	14.70	15.82
Non-interest income to total revenue	36.97	36.99	37.13
Efficiency ratio (4)	60.00	56.23	55.61
Net yield on interest earning assets	3.59	3.60	3.56
EQUITY SUMMARY
Cash dividends per share	$.275	$.262	$.262
Cash dividends on common stock	$40,355	$36,236	$36,866
Book value per share (5)	$29.64	$27.75	$24.94
Market value per share (5)	$49.20	$52.34	$59.27
High market value per share	$56.06	$57.36	$65.59
Low market value per share	$46.99	$48.69	$56.00
Common shares outstanding (5)	145,979,271	137,457,138	140,277,275
Tangible common equity to tangible assets (6)	11.07%	11.11%	10.33%
Tier I leverage ratio	12.60%	12.65%	12.29%
OTHER QTD INFORMATION
Number of bank/ATM locations	249	236	242
Full-time equivalent employees	4,960	4,667	4,662
(1) Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2) Includes loans held for sale.
(3) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5) As of period end.
(6) The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2025.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended
	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025
Interest income	$396,507	$373,617	$374,105	$371,636	$364,365
Interest expense	96,667	90,465	94,648	91,489	95,263
Net interest income	299,840	283,152	279,457	280,147	269,102
Provision for credit losses	10,960	15,993	20,061	5,597	14,487
Net interest income after credit losses	288,880	267,159	259,396	274,550	254,615
NON-INTEREST INCOME
Trust fees	71,049	62,125	58,412	55,571	56,592
Bank card transaction fees	45,585	46,761	45,551	46,362	45,593
Deposit account charges and other fees	28,578	27,949	27,427	26,248	26,622
Consumer brokerage services	5,444	5,185	6,698	5,383	4,785
Capital market fees	5,338	4,230	5,138	6,175	5,112
Loan fees and sales	3,243	3,594	3,465	3,419	3,404
Other	16,614	16,364	14,820	22,455	16,841
Total non-interest income	175,851	166,208	161,511	165,613	158,949
INVESTMENT SECURITIES GAINS (LOSSES), NET	11,647	2,929	7,885	437	(7,591)
NON-INTEREST EXPENSE
Salaries and employee benefits	180,787	162,889	157,461	155,025	153,078
Data processing and software	38,328	35,273	33,555	32,904	32,238
Professional and other services	18,792	14,573	11,284	12,973	10,026
Net occupancy	15,308	13,172	13,474	13,654	14,020
Marketing	6,957	6,201	6,670	5,974	5,843
Equipment	5,671	5,682	5,421	5,157	5,248
Supplies and communication	5,238	4,841	4,837	4,962	5,046
Deposit Insurance	3,914	(81)	3,074	3,312	3,744
Other	16,131	10,445	8,242	10,476	9,133
Total non-interest expense	291,126	252,995	244,018	244,437	238,376
Income before income taxes	185,252	183,301	184,774	196,163	167,597
Less income taxes	40,881	40,620	41,152	42,400	36,964
Net income	144,371	142,681	143,622	153,763	130,633
Less non-controlling interest expense (income)	2,748	2,019	2,104	1,284	(959)
Net income attributable to Commerce Bancshares, Inc.	$141,623	$140,662	$141,518	$152,479	$131,592
Net income per common share — basic	$0.96	$1.01	$1.01	$1.09	$0.93
Net income per common share — diluted	$0.96	$1.01	$1.01	$1.09	$0.93
OTHER INFORMATION
Return on total average assets	1.62%	1.73%	1.78%	1.95%	1.69%
Return on average equity (1)	13.22	14.70	15.26	17.40	15.82
Efficiency ratio (2)	60.00	56.23	55.26	54.77	55.61
Effective tax rate	22.40	22.41	22.53	21.76	21.93
Net yield on interest earning assets	3.59	3.60	3.64	3.70	3.56
Fully-taxable equivalent net interest income	$302,204	$285,830	$281,770	$282,428	$271,416
(1) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Mar. 31, 2026	Dec. 31, 2025	Mar. 31, 2025
ASSETS
Loans
Business	$6,750,356	$6,439,380	$6,239,276
Real estate — construction and land	1,581,789	1,438,012	1,419,572
Real estate — business	4,059,539	3,674,567	3,628,635
Real estate — personal	4,407,606	3,053,435	3,047,809
Consumer	2,475,353	2,196,822	2,116,160
Revolving home equity	619,178	375,159	356,675
Consumer credit card	557,733	589,694	568,163
Overdrafts	9,510	4,194	3,131
Total loans	20,461,064	17,771,263	17,379,421
Allowance for credit losses on loans	(198,605)	(179,468)	(167,031)
Net loans	20,262,459	17,591,795	17,212,390
Loans held for sale	2,081	4,329	2,890
Investment securities:
Available for sale debt securities	8,646,127	9,095,513	9,264,947
Trading debt securities	44,329	40,080	56,569
Equity securities	56,193	57,354	58,182
Other securities	248,339	230,459	221,370
Total investment securities	8,994,988	9,423,406	9,601,068
Federal funds sold	630	—	—
Securities purchased under agreements to resell	850,000	850,000	850,000
Interest earning deposits with banks	3,270,046	2,744,393	2,756,521
Cash and due from banks	572,588	803,239	517,332
Premises and equipment — net	527,211	485,700	476,921
Goodwill	253,805	146,539	146,539
Other intangible assets — net	145,985	13,311	13,441
Other assets	837,463	852,377	787,862
Total assets	$35,717,256	$32,915,089	$32,364,964
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$8,058,024	$8,205,711	$7,518,243
Savings, interest checking and money market	17,877,836	15,047,406	15,975,283
Certificates of deposit of less than $100,000	1,032,114	1,023,406	985,878
Certificates of deposit of $100,000 and over	1,416,345	1,363,053	1,362,393
Total deposits	28,384,319	25,639,576	25,841,797
Federal funds purchased and securities sold under agreements to repurchase	2,576,723	2,989,641	2,400,036
Other borrowings	8,045	12,798	17,743
Other liabilities	421,771	458,302	606,986
Total liabilities	31,390,858	29,100,317	28,866,562
Stockholders’ equity:
Common stock	742,606	692,944	676,054
Capital surplus	3,986,353	3,522,292	3,381,960
Retained earnings	233,094	131,826	140,220
Treasury stock	(120,692)	(48,001)	(85,871)
Accumulated other comprehensive income (loss)	(539,592)	(507,690)	(634,576)
Total stockholders’ equity	4,301,769	3,791,371	3,477,787
Non-controlling interest	24,629	23,401	20,615
Total equity	4,326,398	3,814,772	3,498,402
Total liabilities and equity	$35,717,256	$32,915,089	$32,364,964

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025
ASSETS:
Loans:
Business	$6,687,131	$6,317,805	$6,230,019	$6,247,252	$6,106,185
Real estate — construction and land	1,592,328	1,408,339	1,396,977	1,430,758	1,415,349
Real estate — business	4,045,670	3,730,679	3,715,597	3,692,405	3,667,833
Real estate — personal	4,417,131	3,058,834	3,059,913	3,048,895	3,045,876
Consumer	2,421,541	2,200,500	2,160,637	2,148,666	2,082,360
Revolving home equity	611,101	372,194	360,820	362,312	358,684
Consumer credit card	555,697	565,896	563,351	559,858	560,534
Overdrafts	7,144	6,592	7,037	5,663	5,860
Total loans	20,337,743	17,660,839	17,494,351	17,495,809	17,242,681
Allowance for credit losses on loans	(201,769)	(175,129)	(164,623)	(166,391)	(162,186)
Net loans	20,135,974	17,485,710	17,329,728	17,329,418	17,080,495
Loans held for sale	2,361	2,532	2,369	1,741	1,584
Investment securities:
U.S. government and federal agency obligations	3,190,796	3,197,720	2,693,327	2,623,896	2,586,944
Government-sponsored enterprise obligations	54,800	54,955	55,014	55,038	55,330
State and municipal obligations	709,332	724,737	756,137	780,063	804,363
Mortgage-backed securities	4,211,068	4,316,799	4,461,056	4,641,295	4,788,102
Asset-backed securities	1,201,187	1,336,859	1,466,770	1,585,364	1,655,701
Other debt securities	176,676	196,633	204,281	237,385	258,136
Unrealized gain (loss) on debt securities	(630,778)	(645,595)	(766,025)	(838,028)	(935,054)
Total available for sale debt securities	8,913,081	9,182,108	8,870,560	9,085,013	9,213,522
Trading debt securities	97,801	61,160	56,032	51,131	38,298
Equity securities	50,378	52,387	50,823	54,472	57,028
Other securities	250,641	227,395	220,041	216,560	233,461
Total investment securities	9,311,901	9,523,050	9,197,456	9,407,176	9,542,309
Federal funds sold	862	—	23	158	2,089
Securities purchased under agreements to resell	850,000	850,000	850,000	850,000	788,889
Interest earning deposits with banks	2,997,340	2,786,891	2,422,441	2,036,803	2,388,504
Other assets	2,074,538	1,700,147	1,709,247	1,671,763	1,698,296
Total assets	$35,372,976	$32,348,330	$31,511,264	$31,297,059	$31,502,166

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,874,488	$7,592,431	$7,345,156	$7,356,882	$7,298,686
Savings	1,301,768	1,261,285	1,283,671	1,303,391	1,294,174
Interest checking and money market	16,019,323	14,335,613	13,740,770	13,901,634	13,906,827
Certificates of deposit of less than $100,000	1,035,130	1,015,617	991,877	984,845	991,826
Certificates of deposit of $100,000 and over	1,465,168	1,389,149	1,416,572	1,371,428	1,363,655
Total deposits	27,695,877	25,594,095	24,778,046	24,918,180	24,855,168
Borrowings:
Federal funds purchased	141,888	130,487	130,622	129,891	128,340
Securities sold under agreements to repurchase	2,674,484	2,429,746	2,519,660	2,371,031	2,723,227
Other borrowings	90,796	1,230	1,860	2,748	616
Total borrowings	2,907,168	2,561,463	2,652,142	2,503,670	2,852,183
Other liabilities	423,998	395,336	402,265	360,204	421,370
Total liabilities	31,027,043	28,550,894	27,832,453	27,782,054	28,128,721
Equity	4,345,933	3,797,436	3,678,811	3,515,005	3,373,445
Total liabilities and equity	$35,372,976	$32,348,330	$31,511,264	$31,297,059	$31,502,166

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025
ASSETS:
Loans:
Business (1)	5.41%	5.48%	5.72%	5.72%	5.75%
Real estate — construction and land	6.59	7.05	7.37	7.39	7.30
Real estate — business	5.75	5.76	5.92	5.92	5.88
Real estate — personal	4.82	4.38	4.34	4.30	4.28
Consumer	6.20	6.23	6.42	6.43	6.52
Revolving home equity	7.29	7.25	7.94	7.41	7.26
Consumer credit card	12.64	12.81	13.21	13.18	13.49
Overdrafts	—	—	—	—	—
Total loans	5.79	5.84	6.02	6.01	6.02
Loans held for sale	4.98	5.01	6.03	9.22	5.89
Investment securities:
U.S. government and federal agency obligations	3.60	4.07	4.06	4.28	4.09
Government-sponsored enterprise obligations	2.40	2.36	2.35	2.38	2.40
State and municipal obligations (1)	2.10	2.06	2.05	2.05	2.05
Mortgage-backed securities	2.12	2.05	2.01	2.08	2.08
Asset-backed securities	3.80	3.78	3.69	3.73	3.46
Other debt securities	3.17	2.97	2.97	2.94	2.69
Total available for sale debt securities	2.85	2.96	2.86	2.95	2.83
Trading debt securities (1)	3.14	4.61	4.67	4.63	4.97
Equity securities (1)	6.49	6.35	6.09	6.26	8.02
Other securities (1)	6.81	9.08	7.29	11.63	7.85
Total investment securities	2.97	3.12	2.99	3.16	2.98
Federal funds sold	3.29	—	—	5.08	5.63
Securities purchased under agreements to resell	4.03	4.00	4.00	4.02	3.81
Interest earning deposits with banks	3.70	3.95	4.45	4.46	4.46
Total interest earning assets	4.74	4.74	4.86	4.90	4.81

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.07	.05	.05	.05	.05
Interest checking and money market	1.48	1.45	1.54	1.49	1.52
Certificates of deposit of less than $100,000	3.17	3.25	3.33	3.44	3.65
Certificates of deposit of $100,000 and over	3.35	3.60	3.71	3.78	3.96
Total interest bearing deposits	1.61	1.62	1.71	1.67	1.72
Borrowings:
Federal funds purchased	3.66	3.92	4.34	4.37	4.37
Securities sold under agreements to repurchase	2.39	2.54	2.88	2.85	2.86
Other borrowings	3.88	.65	1.71	3.79	.66
Total borrowings	2.50	2.61	2.95	2.93	2.93
Total interest bearing liabilities	1.72%	1.75%	1.87%	1.83%	1.89%

Net yield on interest earning assets	3.59%	3.60%	3.64%	3.70%	3.56%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended
(Unaudited) (In thousands, except ratios)	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$179,468	$175,671	$165,260	$167,031	$162,742
Initial allowance for credit loss at acquisition	22,828	—	—	—	—
Provision for credit losses on loans	11,283	13,660	20,739	7,919	15,095
Net charge-offs (recoveries):
Commercial portfolio:
Business	241	222	826	432	46
Real estate — construction and land	—	16	—	24	—
Real estate — business	5,405	(24)	(23)	(425)	377
	5,646	214	803	31	423
Personal banking portfolio:
Consumer credit card	7,139	6,488	6,515	7,085	6,967
Consumer	1,768	2,498	2,310	2,168	2,852
Overdraft	413	485	432	360	495
Real estate — personal	2	180	269	35	72
Revolving home equity	6	(2)	(1)	11	(3)
	9,328	9,649	9,525	9,659	10,383
Total net loan charge-offs	14,974	9,863	10,328	9,690	10,806
Balance at end of period	$198,605	$179,468	$175,671	$165,260	$167,031
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$17,699	$17,660	$15,327	$16,005	$18,327
NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.01%	.01%	.05%	.03%	—%
Real estate — construction and land	—	—	—	.01	—
Real estate — business	.54	—	—	(.05)	.04
	.19	.01	.03	—	.02
Personal banking portfolio:
Consumer credit card	5.21	4.55	4.59	5.08	5.04
Consumer	.30	.45	.42	.40	.56
Overdraft	23.45	29.19	24.36	25.50	34.26
Real estate — personal	—	.02	.03	—	.01
Revolving home equity	—	—	—	.01	—
	.47	.62	.61	.63	.70
Total	.30%	.22%	.23%	.22%	.25%
CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.05%	.09%	.09%	.11%	.13%
Allowance for credit losses on loans to total loans	.97	1.01	.99	.94	.96
NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$201	$123	$255	$410	$1,112
Real estate — construction and land	—	—	191	426	220
Real estate — business	9,369	14,785	14,940	15,109	18,305
Real estate — personal	1,316	842	867	948	989
Revolving home equity	34	—	—	1,977	1,977
Total	10,920	15,750	16,253	18,870	22,603
Loans past due 90 days and still accruing interest	$22,824	$24,659	$21,536	$25,303	$19,417
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2026
For the quarter ended March 31, 2026, net income amounted to $141.6 million, compared to $140.7 million in the previous quarter and $131.6 million in the same quarter last year. The increase in net income over the previous quarter was primarily the result of higher net interest income, non-interest income, gains on investment securities, and a decrease in the provision for credit losses, partly offset by higher non-interest expense. The net yield on interest earning assets decreased one basis point from the previous quarter to 3.59%. Average loans and deposits increased $2.7 billion and $2.1 billion, respectively, while available for sale investment securities, at fair value, decreased $269.0 million compared to the prior quarter. For the quarter, the return on average assets was 1.62%, the return on average equity was 13.22%, and the efficiency ratio was 60.0%.

On January 1, 2026, the Company closed on its previously announced acquisition of FineMark Holdings, Inc. (“FineMark”), Ft. Meyers, Florida, with 13 banking locations in Florida, Arizona, and South Carolina. The acquisition added total assets of approximately $3.9 billion, including loans of $2.7 billion, total deposits of $3.1 billion and assets under administration of $8.7 billion.

Balance Sheet Review
During the 1st quarter of 2026, average loans totaled $20.3 billion, an increase of $2.7 billion over the prior quarter, and an increase of $3.1 billion over the same quarter last year. The increase in average balances over both periods was primarily due to the acquisition of FineMark, which added $2.7 billion in loan balances. Compared to the previous quarter, average balances of personal real estate, business, business real estate, revolving home equity and consumer loans grew $1.4 billion, $369.3 million, $315.0 million, $238.9 million and $221.0 million, respectively. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $26.2 million, compared to $27.0 million in the prior quarter.

Total average available for sale debt securities decreased $269.0 million from the previous quarter to $8.9 billion, at fair value. The decrease in available for sale debt securities was mainly the result of lower average balances of mortgage-backed and asset-backed securities. During the 1st quarter of 2026, the unrealized loss on available for sale debt securities increased $40.7 million to $687.5 million, at period end. Also, during the 1st quarter of 2026, maturities and pay downs of available for sale debt securities were $410.7 million. On March 31, 2026, the duration of the available for sale investment portfolio was 4.2 years, and maturities and pay downs of approximately $1.2 billion are expected to occur during the next 12 months.

Average interest earning deposits with banks increased $210.4 million over average balances in the previous quarter, and the average balances within other assets increased $374.4 million mainly due to increases in goodwill, intangible assets, and premises and equipment related to the Company's acquisition of FIneMark.

Total average deposits increased $2.1 billion this quarter over the previous quarter. The increase in average balances was primarily due to the acquisition of FineMark, which added $2.7 billion of interest bearing and $425 million of non-interest bearing deposit balances. Shortly after the acquisition, the Company moved $1.0 billion of FineMark’s high-cost, money market deposit balances off-balance sheet. Compared to the prior quarter, average interest checking and money market deposits and demand deposits increased $1.7 billion and $282.1 million, respectively. Additionally, average balances of certificates of deposit of $100,000 and over increased $76.0 million compared to the prior quarter, mainly due to deposit balances acquired from FineMark. Compared to the previous quarter, total average wealth and retail banking deposits grew $2.3 billion and $251.0 million, respectively, while commercial deposits declined $408.3 million. The average loans to deposits ratio was 73.4% in the current quarter and 69.0% in the prior quarter. The Company’s average borrowings, which included average customer repurchase agreements of $2.7 billion, increased $345.7 million to $2.9 billion in the 1st quarter of 2026. Federal Home Loan Bank advances of $350.0 million, which the Company acquired from the FineMark acquisition, were paid off in January 2026.

Net Interest Income
Net interest income in the 1st quarter of 2026 amounted to $299.8 million, an increase of $16.7 million over the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter increased $16.4 million over the previous quarter to $302.2 million. The increase in net interest income was mostly due to the acquisition of FineMark on January 1, 2026. Accretion income on FineMark’s loans resulting from purchase accounting adjustments totaled $6.9 million. The net yield (FTE) on earning assets decreased to 3.59%, from 3.60% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) increased $30.4 million, mostly due to higher average balances in all loan categories, except consumer credit cards, and higher average rates earned on personal real estate loans, partly offset by lower average rates earned on business, construction, and business real estate loans. The average yield (FTE) on the loan portfolio decreased five basis points to 5.79% this quarter.

Interest income on investment securities (FTE) decreased $7.3 million compared to the prior quarter, mostly due to lower average rates earned on U.S. government and federal agency obligations

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2026
and other securities and lower average balances of asset-backed and mortgage-backed securities. Interest income earned on U.S. government and federal agency obligations included the impact of a $3.8 million decrease in inflation income from Treasury inflation-protected securities compared to the previous quarter. In the prior quarter, interest on other securities included dividend income of $2.1 million related to a private equity investment that did not reoccur in the current quarter. Additionally, the Company recorded a $940 thousand adjustment to premium amortization on March 31, 2026, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities. This increase was higher than the $731 thousand adjustment that increased interest income in the prior quarter. The average yield (FTE) on total investment securities was 2.97% in the current quarter, compared to 3.12% in the previous quarter.

Compared to the previous quarter, interest income on deposits with banks decreased $401 thousand as lower average rates more than offset higher average balances. Interest expense increased $6.2 million over the previous quarter, mainly due to higher average interest bearing deposit balances, partly offset by lower average rates paid on interest bearing deposit balances. Interest expense on deposits increased $5.1 million mostly due to higher average interest checking and money market deposit account balances. The average rate paid on interest bearing deposits totaled 1.61% in the current quarter compared to 1.62% in the prior quarter. The overall rate paid on interest bearing liabilities was 1.72% in the current quarter and 1.75% in the prior quarter.

Non-Interest Income
In the 1st quarter of 2026, total non-interest income amounted to $175.9 million, an increase of $16.9 million, or 10.6%, over the same period last year and an increase of $9.6 million over the prior quarter. The increase in non-interest income compared to the same period last year was mainly due to higher trust fees and deposit account fees. The increase in non-interest income compared to the prior quarter was mainly due to higher trust fees.

Total net bank card fees in the current quarter were flat compared to the same period last year and decreased $1.2 million compared to the prior quarter. Net corporate card fees were flat compared to the same quarter last year. Net merchant fees decreased $184 thousand, or 3.2%, while net debit card fees increased $301 thousand, or 2.9%, mainly due to higher interchange income. Net credit card fees decreased $173 thousand, or 4.8%, mostly due to higher rewards expense. Total net bank card fees this quarter were comprised of fees on corporate card ($26.0 million), debit card ($10.6 million), merchant ($5.6 million) and credit card ($3.4 million) transactions.

In the current quarter, trust fees increased $14.5 million, or 25.5%, over the same period last year, and increased $8.9 million, or 14.4%, over the prior quarter, mostly resulting from higher private client fees. Compared to the same period last year, deposit account fees increased $2.0 million, or 7.3%, mostly due to higher corporate cash management fees.

For the 1st quarter of 2026, non-interest income comprised 37.0% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $11.6 million in the current quarter, compared to net gains of $2.9 million in the prior quarter and net securities losses of $7.6 million in the 1st quarter of 2025. Net securities gains in the current quarter mostly resulted from net fair value adjustments of $10.9 million on the Company’s portfolio of private equity investments.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $291.1 million, compared to $238.4 million in the same period last year and $253.0 million in the prior quarter. The current quarter included $14.0 million in acquisition-related expense, compared to $2.8 million in the previous quarter, as well as acquisition-related intangible amortization expense of $5.4 million. The increase in non-interest expense over the same period last year was mainly due to higher salaries and benefits expense, data processing and software expense, professional and other services expense, and intangible amortization expense. The increase in non-interest expense over the prior quarter was mainly due to higher salaries and benefits expense, data processing and software expense, professional and other services expense, intangible amortization expense and deposit insurance expense.

Compared to the 1st quarter of 2025, salaries and employee benefits expense increased $27.7 million, or 18.1%, mostly due to an accrual for retention bonuses, acquisition-related compensation payments and the onboarding of FineMark’s team members. Acquisition-related salaries and benefits expense was $6.6 million in the current quarter. Full-time equivalent employees totaled 4,960 and 4,662 at March 31, 2026 and 2025, respectively.

Compared to the same period last year, data processing and software expense increased $6.1 million due to higher costs for service providers and software. Professional and other services, which increased $8.8 million compared to the 1st quarter of 2025, included $4.7 million in acquisition-related legal and professional services expense. The increase in other non-interest expense was mainly due to increases of $5.4 million in intangible amortization expense related to the FineMark acquisition and $2.0 million in other acquisition-related expense. Compared to the prior quarter, deposit insurance

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2026
expense increased $4.0 million due to a $3.9 million accrual adjustment to the FDIC’s special assessment, recorded in the 4th quarter of 2025.

Income Taxes
The effective tax rate for the Company was 22.4% in the current quarter, 22.4% in the prior quarter, and 21.9% in the 1st quarter of 2025.

Credit Quality
Net loan charge-offs in the 1st quarter of 2026 amounted to $15.0 million, compared to $9.9 million in the prior quarter, and $10.8 million in the same period last year. The ratio of annualized net charge-offs to total average loans was .30% in the current quarter, .22% in the previous quarter, and .25% in the same quarter of last year. Compared to the prior quarter, net charge-offs on business real estate loans and consumer credit card loans increased $5.4 million and $651 thousand, respectively, while net charge-offs on consumer loans decreased $730 thousand. The increase in business real estate loan net charge-offs was mainly due to a charge-off on a senior living non-accrual loan.

In the 1st quarter of 2026, annualized net charge-offs on average consumer credit card loans were 5.21%, compared to 4.55% in the previous quarter and 5.04% in the same quarter last year. Consumer loan net charge-offs were .30% of average consumer loans in the current quarter, .45% in the prior quarter, and .56% in the same quarter last year.

At March 31, 2026, the allowance for credit losses on loans totaled $198.6 million, or .97% of total loans, and increased $19.1 million compared to the prior quarter. The increase was mostly attributed to the acquisition of FineMark, which added $22.8 million to the allowance for credit losses on January 1, 2026. Additionally, the liability for unfunded lending commitments on March 31, 2026 was $17.7 million, flat compared to the liability on December 31, 2025.

At March 31, 2026, total non-accrual loans amounted to $10.9 million, a decrease of $4.8 million compared to the previous quarter. At March 31, 2026, the balance of non-accrual loans, which represented .05% of loans outstanding, included business real estate loans of $9.4 million, personal real estate loans of $1.3 million and business loans of $201 thousand. Loans more than 90 days past due and still accruing interest totaled $22.8 million at March 31, 2026.

Other
During the 1st quarter of 2026, the Company paid a cash dividend of $.275 per common share, representing a 5% increase over the same period last year. The Company purchased approximately 1.6 million shares of treasury stock during the current quarter at an average price of $51.57.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company's Annual Report on Form 10-K.